Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to Registration No. 333-196277 on Form N-2 of our report dated May 22, 2014, relating to the financial statements and financial highlights of BlackRock Preferred Partners LLC appearing in the Prospectus, which is part of such Registration Statement, and to the references to us under the headings “Independent Registered Public Accounting Firm", “Financial Highlights”, and "Accountants and Legal Counsel" in the Prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

July 14, 2014